Exhibit 21.1

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

DIRECT AND INDIRECT SUBSIDIARIES

ENTITY NAME	JURISDICTION OF ORGANIZATION	SHAREHOLDER/MEMBER
FF Intelligent Mobility Global Holdings Ltd.	Cayman Islands	Faraday Future Intelligent Electric Inc.
Smart Technology Holdings Ltd. (f/k/a FF Global Holdings Ltd. (Cayman) and Florid Investment Ltd & Faraday&Future (Cayman) Limited)	Cayman Islands	FF Intelligent Mobility Global Holdings Ltd.
FF Inc.	California	Smart Technology Holdings Ltd.
Faraday&Future Inc. (f/k/a LETV ENV INC.)	California	FF Inc.
Faraday SPE, LLC	California	Faraday&Future Inc
Fa&Fa Inc	California	Faraday&Future Inc
Eagle Prop Holdco LLC	Delaware	FF Inc.
FF Equipment LLC	Delaware	Eagle Prop Holdco LLC
FF Sales Americas, LLC	Delaware	FF Inc.
FF Manufacturing LLC	Delaware	FF Inc.
FF JV Holding LLC	Delaware	FF Inc
FF The9 China Joint Venture Limited (HK)	Hong Kong	FF JV Holding LLC (50%) The9 EV Limited (50%)
Faraday & Future Netherlands B.V.	Netherlands	FF Inc
FF Europe GmbH (f/k/a Blitz D15-350 GmbH)	Germany	Smart Technology Holdings Ltd.
FF Hong Kong Holding Limited	Hong Kong	Smart Technology Holdings Ltd.
FF Automotive (Zhuhai) Co., Ltd.	People’s Republic of China	FF Hong Kong Holding Limited
FF Automotive (China) Co. Ltd.	People’s Republic of China	FF Hong Kong Holding Ltd. (95%) LeSEE Auto Technology (Beijing) Co., Ltd. (5%)
Ruiyu Automotive (Beijing) Co. Ltd.	People’s Republic of China	FF Automotive (China) Co. Ltd.

ENTITY NAME	JURISDICTION OF ORGANIZATION	SHAREHOLDER/MEMBER
Shanghai Faran Automotive Technology Co. Ltd.	People’s Republic of China	FF Automotive (China) Co. Ltd.
LeSee Automotive (Beijing) Co., Ltd.	People’s Republic of China	FF Automotive (China) Co. Ltd. (99%) LeSee Zhile Technology (Beijing) Co., Ltd. (1%)
LeSEE Hong Kong Holdings Limited	Hong Kong	LeSee Automotive (Beijing) Co., Ltd.
Faraday & Future Auto Technology (Shanghai) Co., Ltd.	People’s Republic of China	LeSee Automotive (Beijing) Co., Ltd.
LeShare Internet Technology (Beijing) Co. Ltd. [1]	People’s Republic of China	LeSee Automotive (Beijing) Co., Ltd.
Deqing LeShare rental co. LTD	People’s Republic of China	LeShare Internet Technology (Beijing) Co. Ltd.
LeSEE Auto Technology (Beijing) Co., Ltd.	People’s Republic of China	LeSee Automotive (Beijing) Co., Ltd.
LeAutolink Intelligent Technology (Beijing) Co., Ltd.	People’s Republic of China	LeSee Automotive (Beijing) Co., Ltd.
LeSEE Automotive (Zhejiang) Co., Ltd.	People’s Republic of China	LeSee Automotive (Beijing) Co., Ltd.
Letv new energy automotive technology (deqing) co., LTD	People’s Republic of China	LeSEE Automotive (Zhejiang) Co., Ltd.
Chengdu xinneng dianzhuang technology co., LTD	People’s Republic of China	LeSee Automotive (Beijing) Co., Ltd. (19.72%)[2] Yue Xian (32.08%) Liang Zhao (17.14%) Jiong Pan (11.43%)
Beijing Dianzhuang Technology co., LTD	People’s Republic of China

LeSee Automotive (Beijing) Co., Ltd. (19.7143%)

Yue Xian (55.7408%)

Beijing Xinneng Chuangzhan Investment Management Center (Limited)

Partnership) (15.9735%)

Nanning Yangliu Venture Capital Management Center (Limited Partnership) (8.5714%)

[1]	LeShare Internet Technology (Beijing) Co. Ltd. previously owned 50% of Ledian Rental (Beijing) Co. Ltd. (“Ledian”) but later transferred that 50% interest to a transferee who did not make full payment for the transfer. The Company has attempted, but has been unable, to update the ownership information in the commercial registration for Ledian due to the transferee’s unresponsiveness. As a result, although Ledian has been removed from the Organizational Structure Chart, LeShare technically continues to own 50% of Ledian in the public records.
[2]	Chengdu xinneng dianzhuang technology co., LTD is listed on the National Equities Exchange and Quotations in China. This schedule only lists the shareholders holding shares above 10%.